MEDIA ADVISORY

Spectrum Signal Processing to Host First Quarter Results
Conference Call and Live Audio Webcast

Burnaby, B.C., Canada – March 31, 2003 – Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY) will release its first quarter results after market close on Thursday, April 24, 2003. At 1:30 pm Pacific / 4:30 pm Eastern time the same day, Pascal Spothelfer, Spectrum’s President & CEO, will host a conference call to discuss the financial results and update Spectrum’s 2003 outlook.

To access the Spectrum Conference Call:

Date: Thursday, April 24, 2003

Time: 1:30 pm Pacific / 4:30 pm Eastern

Dial-in number: 1.800.273.9672.  A replay of the call will be available from April 24 to May 1 and can be accessed by dialing 1.416.695.5800 followed by the access code 1395302.

Web cast: The live audio web cast can be accessed on Spectrum’s web site at www.spectrumsignal.com The replay will available on Spectrum’s web site until May 24.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing subsystems for use in communications infrastructure equipment. Spectrum’s optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 16 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government communications systems, satellite hubs and cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its aXs™ and flexComm product lines is available at www.spectrumsignal.com

Spectrum Contact:

Liza Aboud

Phone: 604.421.5422 ext. 152

E-mail: liza_aboud@spectrumsignal.com